QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23

Independent Auditors' Consent

The Board of Directors
First Community Bancorp:

We consent to incorporation by reference in the registration statement (No. 333-43330 and No. 333-47242) on Form S-8 and (No. 333-72634) on Form S-3A of First Community Bancorp of our report dated February 8, 2002, except as to note 24 to the notes to the financial statements, which is as of March 7, 2002 relating to the consolidated balance sheets of First Community Bancorp and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of First Community Bancorp.

                      KPMG LLP

San Diego, California
March 28, 2002

QuickLinks

Independent Auditors' Consent